Exhibit (a)(5)(xvi)

Media Release

Roche and Spark Therapeutics, Inc. announce withdrawal and refiling of Premerger Notification and Report Form under the HSR Act and extension of tender offer for shares of Spark Therapeutics, Inc.

•	Withdrawing and refiling the Premerger Notification and Report Form provides additional time for government to complete regulatory review

Basel, 26 April 2019 - Roche (SIX: RO, ROG; OTCQX: RHHBY) and Spark Therapeutics, Inc. (NASDAQ: ONCE) (“Spark”) today announced that Roche has withdrawn its Premerger Notification and Report Form under the Hart-Scott-Rodino Act (the “HSR Act”) in connection with Roche’s pending acquisition of Spark pursuant to its previously announced tender offer to purchase all of the outstanding shares of common stock (the “Shares”) of Spark for USD 114.50 per Share, net to the seller thereof in cash, without interest and subject to any withholding taxes required by applicable law and upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 7, 2019 (as it may be amended and supplemented from time to time, the “Offer”). The review of the transaction is ongoing, and the parties are actively working with the government to facilitate that process.  In order to provide the government with additional time to complete its current review, Roche has elected to withdraw and refile the Premerger Notification and Report Form under the HSR Act.

Roche and Spark intend to refile their respective Premerger Notification and Report Forms on or about May 9, 2019. Following the refiling by Roche, the waiting period applicable to the pending acquisition will expire at 11:59 p.m., New York City time, on or about May 24, 2019, but this period may be shortened if the government grants “early termination” of the waiting period, or it may change if Roche voluntarily withdraws and Roche refiles its Premerger Notification and Report Forms in order to restart the 15-day waiting period or if the reviewing agency issues a formal request for additional information and documentary material.

Closing of the Offer is conditioned upon, among other customary closing conditions, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. As a result of the withdrawal and refiling of the Premerger Notification and Report Form, the conditions to the Offer are not expected to be satisfied at the currently scheduled expiration of the tender offer. Therefore,

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 www.roche.com

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Roche is extending the offering period of the Offer, which was previously scheduled to expire at 12:00 midnight, New York City time, at the end of Thursday, May 2, 2019, until 5:00 p.m., New York City time, on Monday, June 3, 2019, unless it is extended further under the circumstances set forth in the Agreement and Plan of Merger, dated February 22, 2019, by and among Roche Holdings, Inc., 022019 Merger Subsidiary, Inc., and Spark. All terms and conditions of the Offer shall remain unchanged during the extended period.

Citibank, N.A., the depository for the Offer, has advised Roche that, as of 5:00 p.m., New York City time, on April 25, 2019, the last business day prior to the announcement of the extension of the Offer, approximately 10,005,799 Shares of Spark (none of which were tendered by notice of guaranteed delivery) had been validly tendered and received, and not validly withdrawn, pursuant to the Offer, representing approximately 26.1% of Spark’s outstanding Shares. Shareholders who have already tendered their Shares of Spark do not have to re-tender their Shares or take any other action as a result of the extension of the expiration date of the Offer.

MacKenzie Partners, Inc. is acting as information agent for the Offer. Requests for documents and questions regarding the Offer may be directed to MacKenzie Partners, Inc. by telephone, toll-free at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the US or Canada) or via email at tenderoffer@mackenziepartners.com.

About Spark Therapeutics
Spark Therapeutics is a fully integrated, commercial company committed to discovering, developing and delivering gene therapies. The company challenges the inevitability of genetic diseases, including blindness, haemophilia, lysosomal storage disorders and neurodegenerative diseases.

Founded in March 2013 as a result of the technology and know-how accumulated over two decades at Children’s Hospital of Philadelphia (CHOP), Spark Therapeutics’ investigational therapies have the potential to provide long-lasting effects, dramatically and positively changing the lives of patients with conditions where no, or only palliative, therapies exist. Greater understanding of the human genome and genetic abnormalities have allowed Spark Therapeutics’ scientists to tailor investigational therapies to patients suffering from very specific genetic diseases. This approach holds great promise in developing effective treatments to a host of inherited diseases.

Spark Therapeutics is headquartered in Philadelphia, Pennsylvania.

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About Roche
Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. Thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Moreover, for the tenth consecutive year, Roche has been recognised as the most sustainable company in the Pharmaceuticals Industry by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2018 employed about 94,000 people worldwide. In 2018, Roche invested CHF 11 billion in R&D and posted sales of CHF 56.8 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING, AMONG OTHER THINGS, THE EXPECTED CONSUMMATION OF THE TRANSACTION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE TRANSACTION, INCLUDING REGULATORY APPROVAL, THE TENDER OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF SPARK THERAPEUTICS, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED, AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN SPARK THERAPEUTICS’ PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF SPARK THERAPEUTICS’ ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AND IN ANY SUBSEQUENT PERIODIC REPORTS ON FORM 10-Q AND FORM 8-K, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND ITS ACQUISITION SUBSIDIARY AND THE

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SOLICITATION/RECOMMENDATION FILED BY SPARK THERAPEUTICS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND SPARK THERAPEUTICS DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMMON STOCK OF SPARK THERAPEUTICS. THE TENDER OFFER IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. ROCHE AND ITS ACQUISITION SUBSIDIARY FILED A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC ON MARCH 7, 2019, AND SPARK THERAPEUTICS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER WITH THE SEC ON MARCH 7, 2019, IN EACH CASE AS AMENDED FROM TIME TO TIME. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS THEY MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER SINCE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS HAVE BEEN FILED WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE AND SPARK THERAPEUTICS WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY SPARK THERAPEUTICS AT WWW.SPARKTX.COM.

Roche Group Media Relations
Phone: +41 61 688 8888 / e-mail: media.relations@roche.com

- Nicolas Dunant (Head)
- Patrick Barth
- Ulrike Engels-Lange
- Simone Oeschger
- Anja von Treskow

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